Exhibit 99.1

AstroNova Records 14th Consecutive Quarter of Year-on-Year Revenue Growth; Orders and Backlog Post Double-Digit Percentage Gains

Fourth-Quarter Fiscal 2016 Achievements Compared with Fourth-Quarter Fiscal 2015

•	Bookings of $24.9 million, up 19.7%

•	Revenue of $23.8 million, up 7.7%

•	Non-GAAP Diluted EPS of $0.17, up 70.0%

•	GAAP Diluted EPS of $0.11, up 57.1%

Full Year Fiscal 2016 Achievements Compared with Full Year Fiscal 2015

•	Record Bookings of $102.3 million, up 15.9%

•	Record Revenue of $94.7 million, up 7.1%

•	Non-GAAP Diluted EPS of $0.77, up 18.5%

•	GAAP Diluted EPS of $0.61, up 1.7%

WEST WARWICK, RI – March 16, 2016 — Astro-Med, Inc., d/b/a AstroNova (NASDAQ: ALOT), a leading manufacturer of data visualization technology products for the aerospace, specialty printing and test and measurement markets, today reported financial results for the fourth quarter and full year ended January 31, 2016.

For the fiscal 2016 fourth quarter ended January 31, 2016, the Company reported net sales of $23.8 million, an increase of 7.7% from $22.1 million for the prior-year period. Lower foreign exchange rates negatively impacted net sales by $0.5 million in the fourth quarter of fiscal 2016. Fourth-quarter fiscal 2016 GAAP net income increased to $0.8 million, or $0.11 per diluted share, from $0.5 million, or $0.07 per diluted share, in the fourth quarter of fiscal 2015.

AstroNova reported non-GAAP net income of $1.3 million for the fiscal 2016 fourth quarter, compared with $0.8 million for the year earlier period. Non-GAAP earnings per diluted share, which excludes the items as listed in the table below, increased to $0.17 for the fourth quarter of fiscal 2016, compared with $0.10 in the fourth quarter of fiscal 2015.

“We capped a successful fiscal 2016 with our 14th consecutive quarter of year-on-year revenue growth, supported by double-digit percentage increases in orders and backlog,” said President and Chief Executive Officer Greg Woods. “Domestic revenue grew 14.9% for the quarter and accounted for 73.4% of total sales. International sales – despite a challenging economic environment – were comparable with the prior year’s fourth quarter sales, aided by the addition of new dealers in Asia and Latin America as part of our overseas expansion.

“We are executing against a strategy built on expanding our geographic reach, growing our recurring revenue stream, generating free cash flow and creating a culture of innovation and continuous improvement that resonates across both manufacturing and product development,” Woods said. “During the past two years we have made significant strides in transforming the way we do business, implementing lean initiatives and a rigorous product planning process that have empowered our employees and benefited our customers. These ongoing efforts will continue to create opportunities for margin expansion and improved cash flow.”

Gross profit for the fourth quarter of fiscal 2016 was $9.1 million, or 38.4% of net sales, compared with $8.6 million, or 39.0% of net sales, for the year-earlier period.

For the 12 months ended January 31, 2016, AstroNova reported net sales of $94.7 million, an increase of 7.1% over the prior fiscal year’s net sales of $88.3 million. Lower foreign exchange rates negatively impacted net sales for fiscal 2016 by approximately $3.0 million. GAAP net income was $4.5 million, or $0.61 per diluted share, in fiscal 2016, compared with $4.7 million, or $0.60 per diluted share, in fiscal 2015.

The Company reported non-GAAP net income of $5.7 million for the full 12 months of fiscal 2016, an increase of 13.5% compared with non-GAAP net income of $5.0 million in fiscal 2015. Non-GAAP earnings per diluted share, which excludes the items listed in the table below, increased to $0.77 for fiscal 2016, compared with $0.65 in fiscal 2015.

Cash and cash equivalents at January 31, 2016 were $20.4 million, compared with cash and cash equivalents of $23.1 million at year-end fiscal 2015. During fiscal 2016, the Company paid $7.4 million in cash for the RITEC acquisition.

The Company generated cash from operating activities of $7.7 million and free cash flow, defined as cash from operating activities less capital expenditures for property, plant and equipment, of $4.7 million in fiscal 2016, compared with cash from operating activities of $1.5 million and negative free cash flow of $0.8 million for fiscal 2015.

Business Highlights

QuickLabel Systems – Fourth Quarter Fiscal 2016

•	Net sales of $16.6 million, up 12.1% from $14.8 million for the fourth quarter of fiscal 2015.

•	Segment operating profit of $1.7 million, or 10.2% of net sales, compared with $0.9 million, or 5.8% of net sales, for the fourth quarter of fiscal 2015.

Test & Measurement – Fourth Quarter Fiscal 2016

•	Net sales of $7.1 million in the fiscal 2016 fourth quarter, down 1.4% from the fourth quarter of fiscal 2015, reflecting a shift in delivery timing requirements for certain aircraft manufacturers to later quarters for the Company’s aerospace printer product line.

•	Segment operating profit of $1.0 million, or 14.0% of net sales, compared with $1.6 million, or 21.5% of net sales, for the same period in fiscal 2015.

Board of Directors Declares Regular Quarterly Dividend

On February 19, 2016, the Directors of AstroNova declared a regular quarterly cash dividend of $0.07 per share. The dividend, which represents a cash dividend of $0.28 per share on an annualized basis, is payable on March 30, 2016 to shareholders of record at the close of business on March 11, 2016.

Business Outlook

“The investments we are making in new products, processes and distribution position AstroNova for growth in fiscal 2017 and beyond,” Woods said. “We will continue to support that growth through focused, carefully planned strategies designed to advance our leadership in data visualization technology.”

Fiscal 2016 Fourth-Quarter Conference Call

AstroNova will conduct an investor conference call at 9:00 a.m. ET today. Investors can participate in the conference call by dialing 888-500-6970 (U.S. and Canada) or 719-785-1757 (International) with passcode 702675.

Please join the call at least five minutes prior to the start time. You can also hear a live webcast of the call by accessing the Investors section of AstroNova’s website, www.astronovainc.com. Supplemental slides are expected to be available this morning, prior to the start of the call. The slides may be downloaded from the Investors section of the AstroNova website.

Following the live broadcast, an audio webcast replay of the call will be available at www.astronovainc.com. A telephone replay of the conference call will be available for seven days by dialing 888-203-1112 (U.S. and Canada) or 719-457-0820 (International) with passcode 1613433.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this press release contains the following non-GAAP financial measures: non-GAAP net income, non-GAAP net income per diluted share and free cash flow. The Company believes that the inclusion of these non-GAAP financial measures in this press release helps investors to gain a meaningful understanding of changes in the Company’s core operating results, and also can help investors who wish to make comparisons between AstroNova and other companies on both a GAAP and a non-GAAP basis. AstroNova’s management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring its core operating performance and comparing such performance to that of prior periods and to the performance of its competitors. These measures are also used by the Company’s management to assist with their financial and operating decision-making.

About AstroNova

Astro-Med, Inc., d/b/a AstroNova, a global leader in data visualization technologies, designs, manufactures, distributes and services a broad range of products that acquire, store, analyze and present data in multiple formats. The Product Identification segment offers a variety of hardware and software products and associated consumables that allow customers to mark, track and enhance the appearance of their products. Major brands include QuickLabel®, the industry leader in onsite color label printing. The Test and Measurement segment includes the T&M Product Group, which offers a suite of products and services that acquire and record electronic signal data from local and networked sensors. The Test and Measurement segment also includes a line of Aerospace Products that are used in aircraft flight decks and cabins to record, print and display data including flight plans, navigation information, performance data, and maintenance information. Astro-Med, Inc. is a member of the Russell Microcap® Index. Additional information is available by visiting www.astronovainc.com.

Forward-Looking Statements

Information included in this news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, but rather reflect our current expectations concerning future events and results. These statements may include the use of the words “believes,” “expects,” “intends,” “plans,” “anticipates,” “likely,” “continues,” “may,” “will,” and similar expressions to identify forward-looking statements. Such forward-looking statements, including those concerning growth through acquisitions, involve risks, uncertainties and other factors, some of which are beyond our control, which may cause our actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. These risks, uncertainties, and factors include, but are not limited to, those factors set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2015 and subsequent filings Astro-Med makes with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The reader is cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this news release.

Contact:
AstroNova
Joseph P. O’Connell
Senior Vice President, Chief Financial Officer
(800) 343-4039

ASTRO-MED, INC.

Consolidated Statements of Income

In Thousands Except for Per Share Data

(Unaudited)

	Three-Months Ended		Twelve-Months Ended
	January 31, 2016	January 31, 2015	January 31, 2016	January 31, 2015
Net Sales	$23,761	$22,070	$94,658	$88,347

Gross Profit	9,130	8,601	38,158	36,977
	38.4%	39.0%	40.3%	41.9%
Operating Expenses:
Selling	4,694	4,806	18,249	18,289
Research & Development	1,745	1,388	6,945	5,802
General & Administrative	1,898	1,614	7,030	5,655

	8,337	7,808	32,224	29,746
Operating Income	793	793	5,934	7,231
	3.3%	3.6%	6.3%	8.2%
Other Income (Expense), Net	387	(214)	975	(299)

Income Before Taxes	1,180	579	6,909	6,932
Income Tax Provision	352	36	2,384	2,270

Net Income	$828	$543	$4,525	$4,662

Net Income per Common Share - Basic	$0.11	$0.07	$0.62	$0.61

Net Income per Common Share - Diluted	$0.11	$0.07	$0.61	$0.60

Weighted Average Number of Common Shares - Basic	7,320	7,419	7,288	7,612
Weighted Average Number of Common Shares - Diluted	7,494	7,643	7,471	7,834

Dividends Declared Per Common Share	$0.07	$0.07	$0.28	$0.28

ASTRO-MED, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended January 31

In Thousands

(Unaudited)

	2016	2015
Net Cash Provided by Operating Activities	$7,727	$1,491
Net Cash (Used in) Provided by Investing Activities	(3,542)	5,745
Net Cash Used in Financing Activities	(1,596)	(7,401)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(504)	(218)

Net Increase (Decrease) in Cash and Cash Equivalents	2,085	(383)
Cash and Cash Equivalents, Beginning of Year	7,958	8,341

Cash and Cash Equivalents, End of Year	$10,043	$7,958

Selected Consolidated Balance Sheet Data

In Thousands

(Unaudited)

	As of January 31, 2016	As of January 31, 2015
Cash & Marketable Securities	$20,419	$23,132
Current Assets	$54,514	$59,289
Total Assets	$77,963	$74,330
Current Liabilities	$9,548	$9,569
Shareholders’ Equity	$67,373	$63,511

Reconciliation of Non-GAAP Adjustments

Income from Continuing Operations

Dollars In Thousands

(Unaudited)

	Three-Months Ended			Twelve-Months Ended
	January 31, 2016	January 31, 2015	January 31, 2016	January 31, 2015
GAAP based results:
Net Income	$828	$543	$4,525	$4,662
Add Back - Non-GAAP adjustments (net of taxes):
Rebranding Initiatives	123	—	181	—
RITEC Transaction/Transition Costs	259	—	663	—
2016 Long-Term Incentive Plan Share-Based Compensation	96	—	357	—
Write-down of TSA Inventory	—	—	—	168
Share Buyback Costs	—	68	—	68
Write-down of Asset Held for Sale	—	147	—	147

Non-GAAP Net Income	$1,306	$758	$5,726	$5,045

GAAP based results:
EPS-Diluted	$0.11	$0.07	$0.61	$0.60
Add Back - Non-GAAP adjustments (net of taxes):
Rebranding Initiatives	0.02	—	0.02	—
RITEC Transaction/Transition Costs	0.03	—	0.09	—
2016 Long-Term Incentive Plan Share-Based Compensation	0.01	—	0.05	—
Write-down of TSA Inventory	—	—	—	0.02
Share Buyback Costs	—	0.01	—	0.01
Write-down of Asset Held for Sale	—	0.02	—	0.02

Non-GAAP EPS - Diluted	$0.17	$0.10	$0.77	$0.65

Reconciliation of Cash Provided by Operation Revenue to Free Cash Flow

Dollars In Thousands

(Unaudited)

	Twelve Months Ended
	January 31, 2016	January 31, 2015
Net Cash Provided by Operating Activities	$7,727	$1,491
Expenditures for property, plant and equipment	(3,061)	(2,247)

Free Cash Flow	$4,666	$(756)